EXHIBIT 2.9




                        PURCHASE AND SALE AGREEMENT




                                  between



                 BLACKHAWK APARTMENTS LIMITED PARTNERSHIP,

                                 as SELLER



                                    and



                     HOME PROPERTIES OF NEW YORK, L.P.
                                 as BUYER



                          DATED:  April 17, 2000

                        PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between BLACKHAWK APARTMENTS LIMITED PARTNERSHIP, an Illinois limited partnership ( Seller"), and HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership ("Buyer").

                                 RECITALS:

      A. Seller is owner and operator of a residential apartment complex commonly known as Blackhawk Apartments, located at 926 Congdon Avenue, Elgin, Illinois 60120.

      B. Buyer desires to purchase that property, and Seller desires to sell that property, on the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

1.    PURCHASE AND SALE.

      1.1 AGREEMENT TO BUY AND SELL . Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to acquire and purchase from Seller the following (collectively, the "Property"):

           1.1.1 All of Seller's right, title and interest in and to that certain parcel of real property described on EXHIBIT A attached hereto, together with all of Seller's right, title and interest in and to all easements, privileges and other rights, including but not limited to development rights, air rights and water rights appurtenant thereto (collectively, the "Land");

           1.1.2 All of Seller's right, title and interest in and to all improvements, structures, equipment and fixtures located on or under the Land, including, but not limited to, the apartment buildings containing 371 apartment units and the adjoining parking area (collectively, the "Improvements") (the Land and Improvements are herein collectively called the "Project");

           1.1.3 All of Seller's right, title and interest in and to all tangible personal property, if any, located on or affixed to the Project and used in connection with the ownership, operation or maintenance of the Project, and all intangible property, if any, owned or held by Seller that pertains to the ownership, maintenance, use or operation of the Project (collectively, "Personal Property"); and

           1.1.4 All of Seller's interest in any leases or other agreements demising space in or providing for the use or occupancy of any portion of the Project (collectively, the "Leases").


      1.2  EXISTING FINANCING.   The Property is presently subject to that
certain Mortgage, dated September 1, 1996, and recorded on September 10, 1996 as document number 96690160 with the Recorder of Cook County, Illinois, securing a note and related loan documents, a list of which is attached as EXHIBIT B, in favor of PFC Corporation, a Delaware corporation (the "Existing Financing").

      1.3 ACCEPTANCE DATE. This Agreement shall be deemed effective on the date of its execution by Seller (the "Acceptance Date"). Seller shall provide Buyer with written notice of Seller's acceptance of this Agreement on the Acceptance Date or the next business day.

      1.4 PURCHASE PRICE . The purchase price to be paid by Buyer to Seller for the Property shall be the sum of Seventeen Million Five Hundred Thousand and no 00/100 Dollars ($17,500,000.00) (the "Purchase Price"), subject to prorations and credits, including, if appropriate, a credit for the amount of the Outstanding Balance (as defined below).

      1.5 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

           1.5.1 Concurrently with the Opening of Escrow (as defined below), Buyer shall deposit into Escrow (as defined below), into an interest bearing account, Fifty Thousand Dollars ($50,000) (which amount, together with all accrued interest thereon, is referred to herein as the "Initial Deposit"), by certified check or wire transfer of federal funds or in another immediately available form. Unless Buyer exercises its right to terminate this Agreement as provided in Section 3.3, on or before 5:00 p.m. Central Time on the 30th day after the Acceptance Date (the "Decision Date"), Buyer shall, on or before the Decision Date, deposit the additional sum of Two Hundred Fifty Thousand Dollars ($250,000) (which amount, together with all accrued interest thereon, is referred to herein as the "Additional Deposit") with the Escrow Holder (as defined below).
The Initial Deposit and the Additional Deposit shall hereinafter be referred to as the "Deposit." Escrow Holder shall deposit the Deposit in an interest-bearing account in an FDIC or FSLIC institution. The Deposit shall be applied toward the Purchase Price upon Closing.

           1.5.2 The balance of the Purchase Price shall be satisfied at Closing (i) by Buyer's assumption of the Existing Financing, if appropriate; and (ii) by Buyer's payment of the remainder by certified check or wire transfer to an account designated by Seller.

2.    OPENING OF ESCROW.

      2.1 ESCROW; ESCROW HOLDER . Within three (3) days after the Acceptance Date, an escrow (the "Escrow") shall be opened (the "Opening of Escrow") with Chicago Title and Trust Company, at 171 North Clark Street, Chicago, Illinois 60601, Attention: Ms. Nancy Castro ("Escrow Holder").

      2.2 ESCROW INSTRUCTIONS . The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly set forth by mutual consent of Buyer and Seller.

      As used in this Agreement, "Closing" shall mean the date and time on which both the Title Company (as defined below) is committed to issue to Buyer the Owner's Policy (as defined below) and Escrow Holder is prepared to disburse to Seller the Purchase Price.

      2.3 CLOSING DATE . Escrow shall close ten (10) business days after the satisfaction or waiver of all conditions precedent in Article 3 of this Agreement or the date determined under Section 3.6 or 3.7 as applicable, but in any event, no later than one hundred twenty (120) days after the Decision Date (the "Closing Date").

3.    ACTIONS PENDING CLOSING.

      3.1  DELIVERIES BY SELLER .  Within five (5) days after the
Acceptance Date, Seller shall deliver to Buyer, or make available for inspection at the Property, those documents and reports listed on EXHIBIT C attached hereto, and copies of the loan documents listed on EXHIBIT B attached hereto.

      Buyer acknowledges that Buyer will rely solely on studies, if any, performed under Buyer's direction. Seller assumes no duty to furnish Buyer with any other existing information, reports or updates of such materials. Except for a claim of breach of a representation or warranty set forth in
SECTION 4.1, Buyer hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished, and any and all claims arising out of any duty of Seller or acquire, seek or obtain such materials.

           3.1.1 BUYER'S REVIEW OF TITLE .

                (a) Buyer acknowledges that it has received a current commitment for title insurance issued by Chicago Title Insurance Company (the "Title Company") showing the condition of title to the Property (the "Title Commitment").

                (b) Buyer must deliver to Seller written notice of Buyer's disapproval of title as shown on the Title Commitment (those disapproved title matters as so identified by Buyer are hereafter called the "Disapproved Title Exceptions") within fifteen (15) days after the Acceptance Date (the "Notice Date"). Buyer's failure to provide such notice on or before such date shall constitute Buyer's approval of the condition of title as shown on the Title Commitment.

                (c) If Buyer timely notifies Seller of its Disapproved Title Exceptions, Seller shall notify Buyer in writing within five (5) days after the Notice Date that: (i) Seller will remove such Disapproved Title Exceptions from title as of or before Closing; or

(ii) Seller will not remove any or certain specified Disapproved Title Exceptions from title.

                (d) If , within five (5) days after the Notice Date, (i) Seller does not provide Buyer with written notice that it shall remove all Disapproved Title Exceptions from title or (ii) if Seller notifies Buyer that Seller will not remove any Disapproved Title Exceptions, Buyer shall have the right to terminate this Agreement by delivery of written notice of termination on or before the Decision Date and to receive the return of the Deposit, as Buyer's sole and exclusive remedy. Buyer's failure to provide such notice of termination on or before the Decision Date shall constitute Buyer's waiver of its disapproval of the Disapproved Title Exceptions. In the case of Buyer's waiver (or deemed waiver) of Disapproved Title Exceptions, Seller shall have no obligation to remove or otherwise address such Disapproved Title Exceptions from title, and such waived Disapproved Title Exceptions shall be deemed approved. If Buyer elects to terminate this Agreement pursuant to this SECTION 3.1.1(D), the provisions of
SECTION 3.3 shall apply. Except for the Disapproved Title Exceptions Seller removes or covenants to remove, the exceptions to title shown by the Title Commitment and any encumbrance arising from the acts of Buyer plus, if applicable, the Rental Use Agreement (hereinafter described) are called the "Permitted Exceptions" in this Agreement.

           3.1.2 BUYER'S REVIEW OF SURVEY.

                (a) Buyer acknowledges that it has received a copy of an ALTA/ACSM survey of the Property, recertified August 27, 1996, as #962157, revised September 6, 1996 as #962379 prepared by Gremley & Biedermann (the "Survey") depicting the Property and any matters of record affecting the Property.

                (b) Buyer must deliver to Seller written notice of Buyer's disapproval of any matter shown on the Survey on or before the Notice Date (those disapproved survey matters are hereafter called the "Disapproved Survey Exceptions"). Buyer's failure to provide such notice on or before such date shall constitute Buyer's approval of the condition of the Property as shown on the Survey.

                (c) If Buyer timely notifies Seller of its Disapproved Survey Exceptions, Seller shall notify Buyer in writing within five (5) days after the Notice Date that: (i) Seller will remove such Disapproved Survey Exceptions from title at or before Closing; or (ii) Seller will not remove any or certain specified Disapproved Survey Exceptions from title.

                (d) If , within five (5) days after the Notice Date, (i) Seller does not provide Buyer with written notice that it shall remove all Disapproved Survey Exceptions from the Survey or (ii) Seller notifies Buyer that Seller will not remove any Disapproved Survey Exceptions (including amendments to the Disapproved Survey Exceptions pursuant to SECTION 3.1.2(E) below), Buyer shall have the right to terminate this Agreement by delivery of written notice of termination on or before the Decision Date and to receive the return of the Deposit, as Buyer's sole and exclusive remedy. Buyer's failure to provide such notice of termination on or before the Decision Date shall constitute Buyer's waiver of its disapproval of the Disapproved Survey Exceptions. In the case of Buyer's waiver (or deemed waiver) of the Disapproved Survey Exceptions, Seller shall have no obligation to remove or otherwise address such Disapproved Survey Exceptions, and such waived Disapproved Survey Exceptions shall be deemed approved. If Buyer elects to terminate this Agreement pursuant to this
SECTION 3.1.2(D), the provisions of SECTION 3.3 shall apply. Except for the Disapproved Survey Exceptions Seller removes or covenants to remove, the exceptions to title shown by the Survey and any encumbrance arising from the acts of Buyer are also "Permitted Exceptions."

                 (e) At least ten (10) business days prior to Closing, Buyer will be provided with an updated and recertified ALTA/ACSM Survey of the Property at Seller's sole cost and expense.

      3.2  INSPECTION PERIOD.   Prior to the Decision Date, Buyer shall
have the opportunity and sole responsibility to make such investigations and studies of the Property, at its sole cost and expense, as it deems necessary in its sole discretion. Pursuant to and subject to the requirements of SECTION 3.5 of this Agreement, Buyer may enter onto the Property for the purpose of conducting its inspection (the "Inspection") of the Property; provided, however, without first obtaining Seller's prior written consent, Buyer shall only conduct a visual inspection, with no right to conduct any physical testing, boring, sampling or removal (collectively "Physical Testing") of any portion of the Property. If Buyer wishes to conduct any Physical Testing of the Property, Buyer shall submit a work plan to Seller prior to the Decision Date for Seller's prior written approval, which work plan Seller may modify, limit or disapprove in its sole and absolute discretion. Prior to the Decision Date, Buyer may seek ratification of the Agreement and the necessary authorization to complete the transaction contemplated hereby from its general partner's Board of Directors. If, on the basis of the review and the Inspection described in this SECTION 3.2, Buyer determines in its sole discretion that the Property is not suitable for Buyer's intended use, or Buyer is unable to secure the approval of its general partner's Board of Directors, then on or before the Decision Date, Buyer may terminate this Agreement in accordance with
SECTION 3.3 below. Buyer's failure to provide such notice on or before the Decision Date shall constitute Buyer's approval of the aforementioned items and of condition of the Property, and the ratification of this Agreement and authority to complete the transaction by Buyer's general partner's Board of Directors.

      3.3 BUYER'S TERMINATION . If Buyer elects to terminate this Agreement in accordance with SECTION 3.1 OR 3.2 then, on or before the Decision Date, Buyer shall give Seller and Escrow Holder written notice that Buyer elects to terminate this Agreement. Buyer's failure to provide such termination notice pursuant to SECTIONS 3.1 OR 3.2 on or before the Decision Date, shall constitute Buyer's waiver of Buyer's right to terminate this Agreement. In the event Buyer elects to terminate this Agreement pursuant to this SECTION 3.3, Escrow Holder shall return to Buyer any funds and interest thereon accrued while in Escrow and materials previously placed in Escrow and remaining in Escrow; and neither party shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein. Unless Buyer terminates this Agreement as set forth above, or as otherwise provided in
Section 3.6 or unless Seller shall be in default of the terms of this Agreement, the Deposit shall be non-refundable to Buyer.

      3.4 NO PROCESSING . Prior to the Decision Date, Buyer shall not make any application to any governmental agency, including without limitation, HUD, for any permit, approval, license or other entitlement for the Property or the use or development thereof, nor shall Buyer or Buyer's Agents disclose to any governmental agency the results, findings, opinions or conclusions of Buyer's Inspection or Physical Testing except as required by law. If Buyer has advised Seller that it is terminating this Agreement as a result of unsatisfactory results of its studies of the physical condition of the Property, then Buyer shall deliver to Seller copies of any studies received by Buyer relating to such physical condition.

      3.5  ACCESS TO PROPERTY.

           3.5.1 Subject to the rights of existing tenants of the Property ("Tenants"), whom Buyer hereby agrees not to interview or question without having provided Seller with at least two (2) days prior written notice of its intention to do so and an opportunity for Seller's representative to accompany Buyer or its representative during such interview, Seller hereby grants to Buyer a nonexclusive license to enter onto the Property solely for the purpose of conducting Buyer's Inspection. Any Inspection work shall be at the sole cost and expense of Buyer. The license created under this SECTION 3.5.1 shall expire on the Closing Date or the Termination Date. At least forty-eight (48) hours prior to any entry and Inspection, Buyer shall: (a) deliver to Seller written notice of its intention to enter the Property to conduct such Inspection and the proposed date and time of such entry (Buyer may enter only on the dates and at the times contained in such notices, and Seller shall have the right to have one or more of its agents or representatives accompany Buyer and Buyer's Agents at all times while Buyer or Buyer's Agents are on the Property); and
(b) provide Seller with sufficient evidence to show that Buyer and Buyer's Agents, who are to enter upon the Property, are adequately covered by policies of insurance issued by a carrier reasonably acceptable to Seller insuring Buyer and Seller against any and all liability arising out of Buyer's or Buyer's Agents' entry upon and Inspection of the Property, including without limitation any loss or damage to the Property, with coverage in the amount of not less than $1,000,000 per occurrence.

           3.5.2 Buyer agrees to keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer or Buyer's Agents with respect to any Inspection or Physical Testing of the Property. If any such lien shall at any time be filed, Buyer shall cause the same to be discharged of record within twenty (20) days thereafter by satisfying the same or, if Buyer in its discretion and in good faith determines that such lien should be contested, by providing reasonable security to Seller in the form of cash, letter of credit or bond.

           3.5.3 Buyer shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances, or policies in conducting the Inspection and the Physical Testing.

           3.5.4 Buyer hereby agrees to hold harmless, protect, defend and indemnify, and hereby releases, Seller and its trustees, officers, directors, employees, contractors, agents, subsidiaries and affiliates, and its and their respective successors and assigns (collectively, the "Indemnitees") and the Property from and against any and all claims, demands, causes of action, suits, sums paid in settlement of any of the foregoing, judgments, losses, damages, injuries, liabilities, penalties, enforcement actions, fines, taxes, liens, encumbrances, costs or expenses (including without limitation reasonable attorneys' fees, litigation, arbitration and/or administrative proceeding costs, expert and consultant fees and laboratory costs), whether direct or indirect, known or unknown (collectively, "Claims"), arising out of, connected with or incidental to:
(a) any injuries to persons (including death) or property (real or personal), or (b) any mechanics', workers' or other liens on the Property, by reason of or relating to the work or activities conducted on the Property by Buyer or Buyer's Agents. The provisions of this SECTION 3.5.4 shall not be limited in any way by any other terms of this Agreement, including, but not limited to, SECTION 5.5 of this Agreement.

           3.5.5 In no event shall Buyer or Buyer's Agents have the right to place any materials or equipment on the Property (including, without limitation, signs or other advertising material) until after the Closing has occurred.

           3.5.6 Buyer shall, at its sole cost and expense, clean up and repair the Property, in whatever manner necessitated by or resulting from entry thereon by Buyer or its agents, employees, representatives or contractors ("Buyer's Agents"), so that the Property shall be returned to the same condition that existed prior to Buyer's or Buyer's Agents' entry thereon.

           3.5.7 The parties agree to keep information, materials and data in connection with the transaction (the "Information") confidential, and each party represents, warrants and agrees that without the prior written consent of the other, which consent may be withheld in the other's sole and absolute discretion, they will: (a) keep the Information confidential, unless such Information is in the public domain or such Information must be disclosed under applicable law, or unless a party may have received such Information from sources other than the other party; (b) use its best efforts to safeguard the Information from unauthorized disclosure; and
(c) not disclose to any person (i) that the Information has been made available to Buyer, (ii) that Buyer has inspected any portion of the Information, (iii) that discussions with respect to the sale of the Property are taking place, or (iv) any other facts with respect to such discussions, including the status thereof. Each party shall indemnify the other from and against any and all Claims resulting from, arising out of or in connection with its breach of its obligations under this SECTION 3.5.7. Notwithstanding the foregoing, if this Agreement is terminated, other than as a result of Seller's default, this Section 3.5.7 shall not be applicable to Seller thereafter.

      3.6 ASSUMPTION OF FINANCING. In the event that Buyer has not terminated this Agreement on or before the Decision Date, Buyer shall have One Hundred Twenty (120) days after the Decision Date (the "Consent Date") to secure the consent of PFC Corporation and the Federal Housing Administration of the U.S. Department of Housing and Urban Development ("HUD") to the assumption of the Existing Financing. Buyer agrees that it shall act diligently and in good faith by timely completing appropriate applications and providing any documents and information requested by PFC Corporation and/or HUD. Seller agrees to cooperate in good faith with Buyer to obtain the necessary consents to the assumption of the Existing Financing. Buyer shall be responsible for any and all costs associated with the assumption, including without limitation, fees for a new appraisal, any assumption fees, and any title endorsements. In the event that Buyer has not obtained the required consents to the assumption of the Existing Financing by the Consent Date and Seller has not elected to pay in full the Existing Financing pursuant to Section 3.7, Buyer shall have the right to terminate this Agreement by delivery of written notice of termination on or before the Consent Date as Buyer's sole and exclusive
remedy.   If Buyer elects to terminate this Agreement, pursuant to this
Section 3.6, Buyer and Seller agree that Escrow Holder shall be authorized to release after the Consent Date the Earnest Money and any interest thereon to Buyer upon receipt of Buyer's certificate stating that Buyer has terminated this Agreement pursuant to this Section 3.6. The Escrow Holder shall notify Seller not less than 3 days prior to any such release. After such termination, neither party shall have any further rights or obligations under this Agreement unless expressly provided otherwise herein. Buyer's failure to provide such termination notice pursuant to this SECTION 3.6 on or before the Consent Date shall constitute Buyer's waiver of its right to terminate this Agreement under this SECTION 3.6. In the event that Buyer pays off the Existing Financing, Buyer shall be solely responsible for any and all prepayment fees or penalties incurred in such payoff.

If Buyer receives such
consent to the assumption of the Existing Financing and the other conditions in Article 3 have been satisfied or waived, the Closing shall occur ten (10) business days after such receipt, but in any event no later than one hundred twenty (120) days after the Decision Date. Buyer shall give Seller notice of its receipt of such consent contemporaneously with such receipt.


      3.7 SELLER'S PAYMENT OF EXISTING LOAN. On or prior to three (3) business days after the Decision Date, Seller may give to Buyer and the Escrow Holder notice of its irrevocable election to pay off in full the Existing Financing from the proceeds of the Purchase Price. If Seller gives the notice pursuant to this Section 3.7, (a) Seller shall at Closing cause the Escrow Holder to pay in full from the proceeds of the Purchase Price, the Existing Financing, including any prepayment fees or penalties due on the Existing Financing (or, if at Closing, HUD has not yet issued its consent to the prepayment of the Existing Financing, Seller shall cause the Escrow Holder to hold in escrow after Closing such amounts as the Title Company may require in order to omit or affirmatively insure over all references to the Existing Financing from the Owner's title policy, such amount to held by the Escrow Agent until HUD has consented to the prepayment of the Existing Financing, at which time the Existing Financing shall be paid in full), (b) a Rental Use Agreement in form acceptable to HUD (the "Rent Use Agreement") recorded against title to the Project shall become a Permitted Exception, (c) this Agreement shall not be terminable under Section 3.6, and Section 3.6 shall no longer apply, (d) Buyer shall not assume the Existing Financing, (e) the Agreement shall continue in full force and effect and (f) the Closing Date shall be ten (10) business days after delivery of Seller's notice under this Section 3.7 provided the other conditions of Article 3 have been satisfied or waived. If Seller does not give such notice pursuant to this Section 3.7, then Section 3.6 shall apply.

4.    ADDITIONAL AGREEMENTS OF THE PARTIES.

      4.1 SELLER'S REPRESENTATIONS AND WARRANTIES . The words "to Seller's knowledge" or other references in this Agreement or in any certificate or other document delivered pursuant to this Agreement to Seller's knowledge, means the actual knowledge of the Designated Persons (as defined below), after Inquiry (as defined below), it being understood that the Designated Persons shall not personally be liable for an inaccurate or incomplete statement or information. The "Designated Persons" are Albert Frank and Kenneth Rodeck. "Inquiry" means that Seller has delivered a copy of SECTION 4.1 of this Agreement to the Designated Persons and this Agreement reflects the knowledge of said individuals with respect to the matters covered by said representations and warranties. No claim for a breach of representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing.

      Except as expressly provided herein, Seller's representations and warranties in this Agreement shall not survive the Closing.

      Seller hereby represents, warrants and covenants to and agrees with Buyer as follows:

           4.1.1 SELLER'S AUTHORITY . Seller has the power and authority to own the Property and to consummate the transactions contemplated by this Agreement. This Agreement and all instruments, documents and agreements to be executed by Seller in connection herewith are, or when delivered shall be, duly authorized, executed and delivered by Seller and are, or when delivered shall be, valid, binding and enforceable obligations of Seller.

           4.1.2 TITLE.   Seller has good and insurable fee simple title to
the Property and has good title to the Personal Property free and clear of all leases, liens and encumbrances, other than those revealed by the Title Commitment and subject to the rights of the Tenants.

           4.1.3 LEASES. To Seller's knowledge, (a) the rent roll ("Rent Roll") attached as EXHIBIT D is true and correct in all material respects as of the date thereof, (b) Seller is not materially in default in the performance of any material covenant to be performed by the landlord under the Leases and the Tenants under the Leases have no material claims or offsets against Seller pursuant to the Leases, and (c) the copies of the Leases delivered or to be delivered by Seller to Buyer are accurate and complete copies of the Leases.

           4.1.4 NON-FOREIGN STATUS. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

           4.1.5 SERVICE CONTRACTS. At the request of Buyer, Seller shall terminate all service and maintenance contracts, which are terminable without the payment of a premium, and all leasing or listing agreements with brokers and property management agreements as of the Closing Date (collectively, the "Service Contracts"). The copies of the Service Contracts delivered or to be delivered by Seller to Buyer are accurate and complete copies of the Service Contracts.

           4.1.6 DOCUMENTS AND REPORTS. To Seller's knowledge, the documents and reports listed on EXHIBIT C are not misleading in any material respect with respect to the subject matter thereof; provided, however, Seller makes no representation or warranty with respect to any such document or report to the extent that any specialized education or training (such as an engineering degree or training) is necessary in order to conclude that such document or report is not misleading in any material respect.

           4.1.7 EXISTING FINANCING. Seller agrees to keep the Existing Financing in good standing and otherwise to perform the covenants of the mortgagor therein contained at all times prior to Closing. Seller shall not modify or prepay the Existing Financing prior to Closing, and shall deliver to Purchaser prior to Closing an appropriate estoppel letter or, if
Section 3.7 is applicable, a loan payoff letter from the holder of the Existing Financing confirming the outstanding balance as of the Closing Date (the "Outstanding Balance").

           4.1.8 NO VIOLATIONS. Seller has not received a written notice from any governmental agency that the Project is in violation of any applicable law, ordinance, rule, regulation or code. To Seller's knowledge, there are no violations of any applicable law, ordinance, rule, regulation or code with respect to the Project which have not been cured.

           4.1.9 ENVIRONMENTAL MATTERS. (a) Seller has not received a written notice from any governmental agency that any such agency has determined or is claiming that there is a violation of any applicable environmental laws, ordinances or regulations, (b) to Seller's knowledge, there are no underground storage tanks on the Project, and (c) to Seller's knowledge, with respect to the Project and during Seller's ownership of the Project, Seller has not used, transported or disposed of any Hazardous Material (as defined below) except in accordance with applicable laws, ordinances and regulations.

           "Hazardous Material(s)" means any chemical, substance, material, controlled substance, object, condition, waste, living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead (except as disclosed in the Aspen Environmental, Inc. Lead Based Paint Inspection and Analysis Report dated March 18, 1996 and Lead Based Paint Clearance Sampling Report dated August 29, 1996), asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such properties or effects.

      4.2 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer hereby represents, warrants and covenants to and agrees with Seller as follows:

           4.2.1 BUYER'S INVESTIGATION. Except as explicitly set forth herein: (a) there are no representations or warranties of any kind whatsoever, express or implied, made by Seller in connection with this Agreement, the purchase of the Property by Buyer, the physical condition of the Property or whether the Property complies with applicable laws or is appropriate for Buyer's intended use; (b) on or prior to the Decision Date, Buyer will have (or will have chosen not to have) fully investigated the Property and all matters pertaining thereto except for any matters arising after the Decision Date; (c) except as set forth in Section 4.1, Buyer is not relying on any statement or representation of Seller, its agents or its representatives nor on any information supplied by Seller, its agents or its representatives; (d) Buyer, in entering into this Agreement and in completing its purchase of the Property, is relying entirely on its own investigation of the Property based on its extensive experience in and knowledge of real property in the areas where the Property is located; (e) Buyer's decision of whether to purchase the Property on the terms and conditions hereof shall be made solely and exclusively in reliance on Buyer's own review, inspection and investigation of the Property and of materials, documents, information and studies relating to the Property (including, without limitation, Buyer's Inspection or Physical Testing); and (f) except as set forth herein, Buyer shall purchase the Property in its "AS IS, WHERE IS" condition as of the date of Closing.

           4.2.2 AUTHORITY. Buyer has the power and authority to own the Property and to consummate the transactions contemplated by this Agreement, subject to the approval contemplated in Section 3.2. This Agreement and all instruments, documents and agreements to be executed by Buyer in connection herewith are or when delivered shall be duly authorized, executed and delivered by Buyer and are valid, binding and enforceable obligations of Buyer. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so.

           4.2.3 CONSENTS. Buyer is not required to obtain any consents or approvals to consummate the transactions contemplated in this Agreement, except for the approval contemplated in Section 3.2 and Section 3.6.

           4.2.4 SINGLE PURPOSE ENTITY. Buyer is a limited partnership formed in the State of New York. At Buyer's option or if required for the approvals under Section 3.6, Buyer shall direct Seller to convey the Property to an affiliate of Buyer who is controlled by Buyer, whose sole purpose is to own, operate, and manage the Property (the "Grantee"). Buyer agrees to provide any reasonable documentation required to evidence Grantee's status as a single purpose entity formed solely for the purpose of acquiring the Property.

           4.2.5 PRIOR HUD TRANSACTION. Neither Buyer nor any person, controlling or controlled by or under common control with Buyer has (a) defaulted on any HUD loans to which it is now or may previously have been a party (b) filed for bankruptcy in connection with any property subject to a HUD loan or (c) committed fraud upon HUD.

      4.3 REAFFIRMATION . The representations and warranties of Seller and Buyer set forth in SECTIONS 4.1 and 4.2, respectively, are true and correct as of the date of this Agreement and shall be true and correct as of the Closing. The Closing shall constitute Seller's and Buyer's reaffirmation of those representations and warranties as of the Closing. Each party shall be entitled to rely upon the other's representations and warranties, notwithstanding any inspection or investigation of the Property which was made or could have been made by the other.

      4.4 SURVIVAL. Except as expressly provided herein, Buyer's representations and warranties in this Agreement shall not survive the Closing.

      4.5 CASUALTY; CONDEMNATION . If, prior to Closing, Seller has actual knowledge that all of the Property or any material portion thereof is destroyed or damaged or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, Seller shall notify Buyer thereof within a reasonable time after receipt by Seller of such actual notice thereof but in any event prior to Closing. In such event, Buyer shall have the option to be exercised in writing written 30 days after such notice to: (i) terminate this Agreement upon written notice to Seller, in which event the Deposit shall be returned to Buyer, and, thereafter this Agreement shall be deemed to be null, void and of no further force and effect; or (ii) accept title to the Property with no adjustment of the Purchase Price, and upon the Closing, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may have been or that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under such policies. If written notice is not given by Buyer within such time, Buyer shall be deemed to have elected (ii) above.

      In the event an immaterial part of the Property is damaged, destroyed or taken, this Agreement shall remain in full force and effect with no adjustment of the Purchase Price, and upon the Closing, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may have been or that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under such policies.

      For purposes of this Section, a "material portion" shall mean a portion whose fair market value is not less than One Million Dollars ($1,000,000).

      4.6  Intentionally Omitted.

      4.7 INDEMNITY . Buyer agrees to hold harmless, indemnify, protect and defend Seller from and against any and all claims whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with the Property occurring after the Closing (except to the extent and only to the extent such claims arise from any act, conduct or omission of Seller), or in any way related to or arising from any act, conduct, omission, contract or commitment of Buyer and/or Buyer's Agents, or resulting from any inaccuracy in or breach of any representation or warranty of Buyer or resulting from any breach or default by Buyer under this Agreement. In the event Seller receives notice of a claim against which it is entitled to indemnification pursuant to this SECTION , Seller shall give written notice thereof to Buyer. Buyer shall immediately thereupon take such measures as may be reasonably required to properly and effectively defend such claim with counsel approved in writing in advance by Seller. If Buyer fails to properly and effectively defend such claim, then Seller may defend such claim with counsel of its own choosing at Buyer's cost and expense. The provisions of this SECTION shall survive the Closing Date.

      Seller agrees to hold harmless, indemnify, protect and defend Buyer from and against any and all claims whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with the Property occurring before the Closing (except to the extent and only to the extent such claims arise from any act, conduct or omission of Buyer), or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller, or resulting from any inaccuracy in or breach of any representation or warranty of Seller or resulting from any breach or default by Seller under this Agreement. In the event Buyer receives notice of a claim against which it is entitled to indemnification pursuant to this SECTION , Buyer shall give written notice thereof to Seller. Seller shall immediately thereupon take such measures as may be reasonably required to properly and effectively defend such claim with counsel approved in writing in advance by Buyer. If Seller fails to properly and effectively defend such claim, then Buyer may defend such claim with counsel of its own choosing at Seller's cost and expense. The provisions of this SECTION shall survive the Closing Date.

      4.8 OPERATION OF THE PROJECT . Seller agrees to operate the Project in the ordinary course of business and with all due regard to the proper maintenance and repair of the Property, including without limitation, (a) maintaining hazard and liability insurance policies on the Property, and
(b) (i) executing any additional leases affecting the Project, (ii) amending, modifying, renewing, extending or terminating any of the Leases, or (iii) consenting to any assignment or sublease requested by any Tenant under any of the Leases. Seller agrees to provide Buyer with copies of any new leases, amendments, terminations, assignments or subleases entered into after the Acceptance Date and prior to Closing.

      Prior to Closing, Seller agrees to use reasonable good faith efforts to cause to be filed a petition for tax division covering PIN 06-07-107-001 and 06-07-107-002 (the "Combined Parcels"), which PINs affect portions of the Land and other property not the subject of this Agreement. If filed and accepted by the Cook County Assessor on or before October 31, 2000, such division shall be effective January 1, 2001 for the 2001 real estate taxes payable in 2002. Seller shall pay all costs and expenses, including attorneys' fees, incurred in connection with the filing of such petition. Seller agrees to indemnify and hold Buyer harmless from any and all claims for reimbursement of real estate taxes (and interest thereon) which were paid by any third party on behalf of Seller and which relate to the portions of the Combined Parcels which were owned by Seller. The indemnity in this Section 4.8 shall survive Closing.

5.    CLOSING.

      5.1.1 At Closing, Seller shall deliver:

           (a) A special warranty deed conveying the Property to Buyer (the "Deed") subject to the exceptions set forth in the Title Commitment and, if applicable, the Permitted Exception under Section 3.7 and, if the Existing Financing is paid pursuant to Section 3.7, deleting title exceptions securing the Existing Financing.

           (b) An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Non-Foreign Affidavit").

           (c) Two original counterparts of a bill of sale and assignment (the "Bill of Sale"), duly executed by Seller, assigning and conveying to Buyer all of Seller's right, title and interest in and to the Personal Property. The Bill of Sale shall be in the form of EXHIBIT F attached hereto.

           (d) Two original counterparts of an assignment and assumption agreement (the "Assignment and Assumption Agreement") duly executed by Seller assigning all of Seller's right, title and interest in and to the Leases, security deposits and in and to all warranties applicable to the Project, if any. The Assignment and Assumption Agreement shall be in the form of EXHIBIT "G" attached hereto.

           (e) Two original counterparts of an assignment and assumption agreement (the "Assignment and Assumption of Service Contracts") duly executed by Seller assigning all of Seller's right, title and interest in and to the Service Contracts. The Assignment and Assumption of Service Contracts shall be in the form of EXHIBIT "H" attached hereto.

           (f) Such documents as may be required by PFC Corporation and HUD to evidence the assumption of the Existing Financing or, if applicable, to pay in full the Existing Financing pursuant to Section 3.7.

           (g) Such other documents as may be reasonably required by the Title Company, in a form reasonably acceptable to Seller (provided, however, in no event shall Seller be obligated to indemnify the Title Company or Buyer from or against any claims except as may be set forth herein).

           (h) Copies of the personnel files of all employees employed at the Property and becoming employees of Buyer after the Closing.

           (i) A termination of any management agreements relating to the Property and a termination of any Service Contracts which by their terms are terminable without premium and which Buyer elects not to assume.

           (j) A current Rent Roll certified as of the date of Closing which shall include a correct list of all Tenants, all rental obligations of each Tenant with respect to the Property and all security deposits (with interest as required by applicable law or the Leases).

      5.1.2 At Closing, Buyer shall deliver:

           (a)  Funds in accordance with the provisions of SECTION 1.3.

           (b) Two original counterparts of the Bill of Sale duly executed by Buyer.

           (c) Two original counterparts of the Assignment and Assumption Agreement duly executed by Buyer.

           (d) Two original counterparts of the Assignment and Assumption of Service Contracts duly executed by Buyer.

           (e) Such documents as may be required by PFC Corporation and HUD to evidence the assumption of the Existing Financing unless the Existing Financing is paid pursuant to Section 3.7.

           5.1.3 Seller and Buyer shall each deliver such other instruments and funds as are reasonably required by Escrow Holder or otherwise required to close Escrow and consummate the sale of the Property in accordance with the terms of this Agreement, including but not limited to documents required under SECTION 5.4.1.

      5.2  PRORATIONS.

           5.2.1 All revenues, including without limitation, rentals, prepaid rentals and prepaid payments (collectively, "Rent"), shall be prorated on the basis that Buyer shall receive a credit for all Rent which Seller has actually received before the Closing which is allocable to the period after the Closing and for all security deposits held by Seller (including interest thereon, as required by law). Seller shall not receive a credit for any Rent Seller has not received as of the Closing which is allocable to the period prior to the Closing. If, after Closing, Buyer collects any Rent applicable to periods prior to Closing, such Rent shall first be applied to Rent due for the current period, if any, and the balance shall be promptly paid by Buyer to Seller. If, after Closing, Seller collects any Rent applicable to rental periods after the Closing, Seller shall promptly pay the same to Buyer. For such purposes, the period for which Rent is applicable shall be the one designated in writing by the person paying such Rent or, if there is no such designation, the Rent shall be applied first to Rent due for the current period, if any, with the balance applied in the inverse order of the Rent payments due from such Tenant.

           5.2.2 All expenses, including without limitation, utilities and all other expenses to operate the Property shall be prorated as of the Closing.

           5.2.3 Real estate taxes shall be prorated at the Closing on the basis of 100% of the most recent tax bills for the Property. Taxes will then be reprorated upon receipt of actual bills for the applicable periods and the responsible party will promptly pay the difference to the other party. This provision will survive Closing.

           5.2.4 Unless the Existing Financing is paid as provided in
Section 3.7, an amount equal to payments of interest and deposits due under the Existing Financing, including without limitation, the repair escrow, the replacement reserve escrow fund, the real estate tax escrow, the hazard insurance escrow, and the mortgage insurance escrow, shall be paid to Seller at Closing.

           5.2.5 With respect to any of Seller's employees that Buyer chooses to hire, Seller agrees to pay those employees for any accrued vacation or sick time they have earned prior to Closing.

           5.2.6 All prorations under this SECTION 5.2 shall be adjusted, if necessary, and completed after the Closing as soon as final information becomes available. Seller and Buyer agree to cooperate and use their best efforts to complete such prorations no later than sixty (60) days (except with respect to real estate taxes) after the Closing Date.

           5.2.7. If the Existing Financing is to be paid in full pursuant to Section 3.7, the Escrow Holder shall pay the Existing Financing from the sums otherwise payable to Seller hereunder.

      5.3  PAYMENT OF CLOSING COSTS .

           5.3.1 CLOSING COSTS BORNE BY SELLER. Seller shall bear and Escrow Holder shall discharge on Seller's behalf out of the sums payable to Seller hereunder: (a) all costs and expenses of the Owner's Policy (as defined below) including, without limitation, any additional premium charged for an extended coverage policy, (b) state and county transfer taxes, (c) one-half of Escrow Holder's fee, (d) the cost of the Survey of the Project, and (e) any additional costs and charges customarily charged to sellers in accordance with common practice in Cook County, Illinois.

           5.3.2 CLOSING COSTS BORNE BY BUYER. Buyer shall deposit with Escrow Holder for disbursement by Escrow Holder: (a) municipal transfer taxes, if any, (b) all costs associated in obtaining the consent of PFC Corporation and HUD in connection with the assignment of the Existing Financing or in prepaying the Existing Financing, (c) one-half of Escrow Holder's fee, (d) the recording fees required in connection with the transfer of the Property to Buyer, and (e) any additional charges customarily charged to buyers in accordance with common practice in Cook County, Illinois.

      5.4  CLOSING OF ESCROW.

           5.4.1 Pursuant to Section 6045 of the Internal Revenue and Taxation Code, Escrow Holder shall be designated the "closing agent" hereunder and shall be solely responsible for complying with the tax reform act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

           5.4.2 Escrow Holder shall hold the Closing on the Closing Date if: (i) it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller; and (ii) it has received assurances satisfactory to it that, effective as of the Closing, the Title Company will issue to Buyer its extended coverage title insurance policy in the amount of the Purchase Price, insuring Buyer as the owner of the Property, subject only to the exceptions in the Title Commitment, the Permitted Exception under Section 3.7, if applicable, and the Existing Financing unless paid in full pursuant to Section 3.7 (the "Owner's Policy").

           5.4.3 To close the Escrow, Escrow Holder shall:

                (a) Cause the Deed to be recorded and thereafter mailed to Buyer, and deliver the Owner's Policy, Bill of Sale, Assignment and Assumption Agreement and Non-Foreign Affidavit to Buyer.

                (b) Deliver to Seller the Bill of Sale, the Assignment and Assumption Agreement and, by wire transfer of federal funds, funds in the amount of the Purchase Price, less the amount of the Deposit to the extent released to Seller and plus or less any net debit or credit to Seller by reason of the prorations and allocations of closing costs provided for in this Agreement.

                (c) Unless the Existing Financing is paid in full as provided in Section 3.7, cause the appropriate documents evidencing the assumption of the Existing Financing to be recorded and delivered to PFC Corporation and HUD, as appropriate.

                (d) If Seller has executed its rights under Section 3.7, pay in full the Existing Financing.

      5.5 LIQUIDATION DAMAGE s. Buyer and Seller agree that in the event of a material default or breach hereunder by Buyer (including, without limitation, any default or breach by Buyer which results in the failure of escrow to Close), the damages to Seller would be extremely difficult and impracticable to ascertain, and that therefore, in the event of a material default or breach hereunder by Buyer, if occurring after the Decision Date, the sum of the Deposit plus all interest accrued thereon is a reasonable estimate of the damages to Seller, such damages including costs of negotiating and drafting of this Agreement, costs of cooperating in satisfying conditions to Closing, costs of seeking another buyer upon Buyer's default, opportunity costs in, and carrying cost associated with, keeping the Property out of the market place, and other costs incurred in connection herewith. Accordingly, Buyer and Seller agree that, except for any damages, costs and expenses incurred in connection with or resulting from Buyer's default or breach of its obligations under SECTIONS 3.5.4, 3.5.7, 4.2, 4.7, 6.13, 6.14 AND 6.16 (which damages, costs and expenses shall survive any Closing or termination of this Agreement and are not limited by this SECTION 5.5), receipt and retention of the specified sum shall be the sole damages of Seller in the event of any breach or default by Buyer hereunder.


      5.6 POSSESSION . Subject to the Leases, possession of the Property (including, without limitation, all keys to the Property in Seller's possession) shall be delivered to Buyer upon Closing.

6.    GENERAL PROVISIONS.

      6.1 COUNTERPARTS . This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

      6.2 ENTIRE AGREEMENT . This Agreement contains the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that this Agreement constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

      6.3 LEGAL ADVICE; NEUTRAL INTERPRETATION; HEADINGS . Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

      6.4 CHOICE OF LAW . This Agreement shall be governed by the laws of the State of Illinois.

      6.5 SEVERABILITY . If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

      6.6 WAIVER OF COVENANTS, CONDITIONS OR REMEDIES. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

      6.7 EXHIBITS . All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement, whether or not actually attached.

      6.8 AMENDMENT . This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

      6.9 RELATIONSHIP OF PARTIES . The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

      6.10 NO THIRD PARTY BENEFIT . This Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder.

      6.11 TIME OF THE ESSENCE . Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

      6.12 FURTHER ACTS . Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

      6.13 NO RECORDATION . Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Property.

      6.14 ASSIGNMENT . Buyer shall not assign Buyer's rights or delegate its obligations hereunder without the prior written consent of Seller in each instance, which consent Seller may withhold in Seller's sole and absolute discretion, and any such assignment or delegation without the prior written consent of Seller shall be null and void and the purported assignee shall not have any rights hereunder. Notwithstanding anything to the contrary herein, Buyer shall have the right to assign this Agreement, upon providing Seller with prior written notice, to Grantee. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement. Buyer's failure to obtain such consent or the change of control of Grantee shall constitute a material breach hereunder, and Seller may terminate this Agreement with delivery of prior written notice to Buyer.

      6.15 ATTORNEYS' FEES . In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys' fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

      6.16 BROKER . Buyer and Seller each represent and warrant to the other that, except for Draper and Kramer, Incorporated ("Broker"),
(a) they have not dealt with any brokers or finders in connection with the purchase and sale of the Property, and (b) insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with the purchase and sale of the Property. Seller agrees that it shall pay all amounts owing to the Broker at Closing. Seller and Buyer each agree to indemnify and hold harmless the other against any Claim incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder, other than the Broker, because of any agreement, act, omission or statement of the indemnifying party. The provisions of this SECTION 6.16 shall not be limited in any way by any terms of this Agreement including, but not limited to, SECTION 5.6 of this Agreement.

      6.17 MANNER OF GIVING NOTICE . All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service, certified mail, return receipt requested, or by telecopy followed by next day delivery of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

To Buyer:
           Home Properties of New York, L.P.
           850 Clinton Square
           Rochester, New York 14604
           Attn:  Norman P. Leenhouts
           Telephone: (716) 546-4900
           Facsimile:   (716) 546-5433

with copies to: Home Properties of New York, L.P.
           850 Clinton Square
           Rochester, NY  14604
           Attn:  Robin L. Stein
           Telephone:  (716)  246-4151
           Facsimile:  (716) 232-3147

To Seller:

           Blackhawk Apartments Limited Partnership
           111 North Canal Street, Suite 900
           Chicago, Illinois 60606
           Attn:  Kenneth Rodeck
           Telephone:(312) 899-0990
           Facsimile:  (312) 899-0036

With copies to:

           Pedersen & Houpt
           161 North Clark Street, Suite 3100
           Chicago, Illinois 60601
           Attn:  Herbert J. Linn
           Telephone: (312) 261-2104
           Facsimile: (312) 261-1104

      6.18 SURVIVAL . Except as otherwise provided in SECTION 4.1, the provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement or the termination of this Agreement for any reason without the conveyance of the Property to Buyer.

      6.19 MUTUAL WAIVERS OF JURY TRIAL AND CERTAIN DAMAGES . Seller and Buyer each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and all right to receive punitive, exemplary and consequential damages from the other (or any past, present or future board member, trustee, director, officer, employee, agent, representative, or advisor of the other) in any Claim in which Seller and Buyer are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: This Agreement; any past, present or future act, omission, conduct or activity with respect to this Agreement; any transaction, event or occurrence contemplated by this Agreement; the performance of any obligation or the exercise of any right under this Agreement; or the enforcement of this Agreement. Seller and Buyer each agrees that this Agreement constitutes written consent that trial by jury shall be waived in any such claim, demand, action, suit, proceeding or other cause of action and agrees that each shall have the right at any time to file this Agreement with the clerk or judge of any court in which any such Claim may be pending as statutory written consent to waiver of trial by jury.

      6.20 LIKE-KIND EXCHANGE. Seller desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, for fee title in the Property which is the subject of this Agreement. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRS Reg. 1.1031 (k)-1(g)(4) on or before the date of the Closing.

      Buyer agrees to cooperate with Seller's "Like Kind Exchange," provided that such exchange causes no delay in the Closing, and all costs or expenses arising out of such exchange shall be the responsibility of Seller. It is acknowledged and agreed between the parties that any delay in Closing that affects Seller's ability to perform a Like-Kind Exchange will not result in a breach of this Agreement and Seller will perform in accordance herewith and Buyer shall have no responsibility economic or otherwise.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year written below, and this Agreement is deemed effective as of the day and year written below Seller's signature.


                               SELLER:

                               BLACKHAWK APARTMENTS LIMITED PARTNERSHIP, an
                               Illinois limited partnership

                               By:  FDF Corporation, an Illinois
                                    corporation
                               Its: General Partner

                                    By:_______________________________
                                    Name: ____________________________
                                    Its:________________________________
                                    Acceptance Date: _______________

                               BUYER:

                               HOME PROPERTIES OF NEW YORK, L.P., a New
                               York limited partnership

                               By:  Home Properties of New York, Inc.,
                               a Maryland corporation
                               Its: General Partner


                                    By:_______________________________
                                    Name:_____________________________
                                    Its:________________________________
                                    Date: ______________

                             LIST OF EXHIBITS

Exhibit A - Property Description
Exhibit B - List of Financing Documents
Exhibit C - List of Documents and Reports
Exhibit D - Rent Roll
Exhibit E - Intentionally omitted
Exhibit F - Bill of Sale and Assignment
Exhibit G - Assignment and Assumption Agreement
Exhibit H - Assignment and Assumption of Service Contracts